Exhibit 99.1

News Release
Contact: John Jordan
Director of Investor Relations
508-541-8800, ext. 145

PLC SYSTEMS REPORTS PROFITABLE FOURTH QUARTER

- - Fourth Quarter Revenues of $2.3 Million the Highest in 2004 - -

Franklin, Mass., March 3, 2005 – PLC Systems Inc. (AMEX: PLC), a worldwide leader in cardiac laser technologies, today reported financial results for the three months and year ended December 31, 2004.  The Company also announced that it earned a quarterly profit for the first time since the fourth quarter of 2003.

Total revenues for the fourth quarter of 2004 were $2,262,000 compared with $2,335,000 for the fourth quarter of 2003.  Fourth quarter net income for the quarter ended December 31, 2004 increased by $130,000 to $204,000, or $0.01 per share, compared to net income of $74,000, or $0.00 per share, for the quarter ended December 31, 2003.  Fourth quarter results were positively impacted by the initial shipments of the Optiwave 980 Cardiac Laser Ablation Systems to Edwards Lifesciences (NYSE:EW) as well as a $56,000 reduction in accrued liabilities for past clinical trial obligations no longer deemed necessary.  The fourth quarter of 2003 included a non-recurring charge of $257,000 related to the liquidation of the Company’s Swiss subsidiary.

Total revenues for the year ended December 31, 2004 were $7,573,000 compared to total revenues of $8,334,000 for the year ended December 31, 2003.  The net loss for 2004 was $833,000, or $.03 per share, compared to net income of $517,000, or $.02 per share, for the year ended December 31, 2003.  During the year, PLC improved its cash position by approximately $3.3 million and ended 2004 with cash and cash equivalents totaling approximately $9.7 million.  The improved cash position resulted from a payment of $4.5 million from Edwards in February 2004.

“Throughout 2004 we continued to execute our strategic plan to invest in new products that will address unmet clinical needs in select cardiac and vascular related markets,” stated Mark R. Tauscher, president and chief executive officer of PLC Systems.  “Our research and development initiatives serve as the foundation to diversify and grow the Company’s revenues beyond TMR.  The exclusive manufacturing rights to the Optiwave 980, PLC’s first strategic move to expand its product portfolio, were obtained through a second partnership with Edwards in the first quarter of this year.  We are pleased to report that PLC’s fourth quarter results benefited from revenue generated from the initial shipments of the Optiwave 980 lasers.”

PLC 2004 highlights include:

•                  In the first quarter, the Society of Thoracic Surgeons (STS) issued TMR practice guidelines.

•                  In the first quarter, PLC and Edwards entered into an exclusive, multi-year agreement to develop and manufacture the Optiwave 980 Cardiac Laser Ablation System.

•                  In the first quarter, PLC and Edwards modified their existing TMR relationship, which included lengthening the term of the distribution agreement and adjusting the domestic TMR disposable kit revenue sharing arrangement, in exchange for an upfront payment of $4.5 million from Edwards to PLC.

•                  In the third quarter, Medicare Coverage Advisory Committee (MCAC) reviewed the clinical data that supports the use of TMR.  The agency has indicated that it has no plans to alter the coverage policy.

•                  In the fourth quarter, PLC started manufacturing and shipping Optiwave 980 lasers to Edwards to be used in clinical evaluations.

•                  In the fourth quarter, PLC generated a profit for the quarter.

In the first quarter of 2004, PLC and Edwards entered into an exclusive, multi-year agreement to develop and manufacture the Optiwave 980 system.  Edwards will market and distribute the Optiwave 980 worldwide.  Currently, Edwards is performing ongoing clinical evaluations of the Optiwave 980 system, which includes both lasers and handpieces.  During the initial evaluation phase Edwards identified performance enhancement opportunities.  Edwards and PLC will implement and complete these enhancements before Edwards initiates the full marketing launch for the Optiwave 980.  During 2004 Edwards built an inventory of Optiwave 980 disposable handpieces.  Edwards believes that this inventory will be sufficient to conduct the clinical evaluations.  As a result, PLC now expects to begin manufacturing Optiwave disposable handpieces in the second half of 2005.

Tauscher concluded, “Expanding our product portfolio, growing our revenues, achieving sustainable profitability, and increasing shareholder value are PLC’s primary goals.  During 2005 we will continue to invest in our new growth initiatives and we expect these investments will keep us in a net loss position for the year.  We do believe these new initiatives will serve as the catalyst for future revenue growth and profitability for PLC.”

During the fourth quarter of 2004, six next-generation CO2 Heart Lasers (HL2) were delivered to United States hospitals through Edwards.  PLC ended the fourth quarter of 2004 with 171 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 124 HL2 customers and 47 HL1 customers.

During the fourth quarter of 2004, a total of 483 disposable kits were shipped to hospitals worldwide.  Edwards Lifesciences delivered 457 of these disposable kits to United States hospitals and PLC shipped an additional 26 disposable kits to international hospitals.  A total of 476 disposable kits were delivered worldwide during the fourth quarter of 2003.

In conjunction with announcing its fourth quarter results, PLC Systems will be hosting a conference call today, March 3, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 299-9630 at least five minutes prior to the start of the call.  The passcode is: 20899622.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com.   A recording of the conference call will be available for the next month on PLC’s website.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may be unable to successfully develop new products in our efforts to diversify beyond TMR, we may be unsuccessful in our efforts to develop products under our new agreement with Edwards and Edwards may be unsuccessful in distributing these products, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers and the Optiwave 980 System, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and our other SEC reports.

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Product sales	$1,876	$2,015	$5,982	$6,899
Placement and service fees	386	320	1,591	1,435
Total revenues	2,262	2,335	7,573	8,334

Cost of revenues:
Product sales	802	927	2,346	2,824
Placement and service fees	204	144	723	519
Total cost of revenues	1,006	1,071	3,069	3,343

Gross profit	1,256	1,264	4,504	4,991

Operating expenses:
Selling, general and administrative	587	719	3,329	3,297
Research and development	469	236	2,130	980
Total operating expenses	1,056	955	5,459	4,277

Income from operations	200	309	(955)	714

Other income (expense):
Liquidation of subsidiary: Foreign currency loss	—	(257)	—	(257)
Other income, net	37	22	175	60

Income (loss) before income taxes	237	74	(780)	517
Provision for income taxes	33	—	53	—
Net income (loss)	$204	$74	$(833)	$517

Basic and diluted earnings (loss) per share	$0.01	$0.00	$(0.03)	$0.02

Average shares outstanding:
Basic	30,062	29,860	30,025	29,826
Diluted	30,802	31,294	30,025	30,414

CONDENSED BALANCE SHEET

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$9,678	$6,377
Total current assets	12,787	9,367
Total assets	13,327	9,849
Total current liabilities	2,129	1,962
Shareholders’ equity	6,829	7,556

# # #